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Exhibit 99.1

On November 4, 2003, Evolving Systems, Inc. (the "Company") published a press release containing certain financial information about the Company as follows:

FOR IMMEDIATE RELEASE:	NEWS
November 4, 2003	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2003 THIRD QUARTER RESULTS

Net Income of $2.1 Million in Quarter, $6.4 Million Through Nine Months;
Fifth Consecutive Profitable Quarter;
Cash Increases to $17.3 Million;
CEO Succession Plan Announced

        ENGLEWOOD, Colorado—Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S., today announced increased revenue and profitability for both its third quarter and nine-month period ended September 30, 2003.

Third Quarter Results

        The Company reported net income of $2.1 million, or $0.15 per basic share and $0.12 per diluted share, in the third quarter compared with net income of $239,000, or $0.02 per basic and diluted share, in the same quarter a year ago. It was Evolving Systems' fifth consecutive profitable quarter.

        Revenue in the third quarter grew to $7.1 million, an 8% increase over revenue of $6.6 million in the third quarter a year ago and an 11% sequential increase over revenue of $6.4 million in the second quarter of this year. Revenue from license fees and services in the third quarter was $3.9 million while customer support revenue was $3.2 million.

        Total costs of revenue and operating expenses in the third quarter were reduced by 22% to $5.0 million compared with $6.4 million in the third quarter of 2002, when the Company recorded $310,000 in restructuring and other expenses related to reductions in work force. On a sequential basis, total costs of revenue and operating expenses were further reduced by approximately $250,000 from the second quarter. The continued cost reductions reflect management's ongoing commitment to lowering its costs of operation.

        The Company's cash balance at September 30, 2003 was $17.3 million. Total backlog, including $2.25 million in new orders booked in the third quarter, was $6.9 million, a figure that includes $3.7 million in license fees and services and $3.2 million in customer support. The new orders were principally for LNP and number inventory enhancements for the Company's tier one wireline and wireless customers. Since most customer support is contracted on an annual basis, customer support backlog declines each quarter until the contracts are renewed at year end. Customer support backlog in the third quarter declined $3.6 million from the second quarter.

Nine Month Results

        For the nine-month period ended September 30, Evolving Systems reported net income of $6.4 million, or $0.46 per basic share and $0.41 per diluted share, versus a net loss of $14.0 million, or $1.06 per basic and diluted share, in the same period a year ago. The strong year-to-date profitability reflects the Company's successful transition to a solutions business model resulting in increased revenue and reduced cost.

        Revenue in the nine-month period increased 42% to $22.2 million from $15.6 million in the same period a year ago. Revenue mix included $12.1 million in license fees and services and $10.0 million in customer support.

        Total costs of revenue and operating expenses through nine months were reduced by 47% to $15.8 million compared with $29.8 million in the same period in 2002. This improvement included reductions in all expense categories except product development expense, which increased slightly as the Company prepared to meet potential customer requirements related to wireless and wireline portability and number inventory.

CEO Comments

        "We are pleased to have extended our positive momentum into the third quarter," said George Hallenbeck, chairman and CEO. "We have demonstrated an ability to achieve profitable growth in a very difficult telecommunications environment and believe we have laid a solid foundation for continued success as the climate in our industry improves over time.

        "We expect that success to be driven by a combination of organic and acquisitive growth," Hallenbeck continued. "This growth strategy is the third phase of our plans laid out in 2002 to restructure, then demonstrate sustained profitability, and then achieve profitable growth.

        "We have a blue-chip customer base and a strong, core portfolio of products and services anchored by our number portability, number inventory and, with the addition of CMS, our network operations management solutions. In addition, we have an M&A strategy designed to accelerate revenue and earnings growth through the addition of products and services that leverage our solutions business model. We expect our first acquisition—CMS Communications, Inc., announced yesterday—will contribute positively to both our top and bottom lines, add key personnel, technology and customer synergies, and will serve as a model for future M&A activity."

Company Ready for Wireless Number Portability

        The Company has completed its preparations for Wireless Number Portability (WNP). Hallenbeck commented, "Since nationwide wireless number portability is scheduled to begin in less than three weeks, we currently believe it is unlikely to be delayed again. When WNP begins, the volume of numbers ported is expected to increase dramatically. We have systematically worked with each of our WNP products to be confident that each of them can handle the volume that we and our customers have forecasted. We have also prepared operational support plans, similar to our Y2K planning in 1999, to be prepared to support our customers with any problems that may occur."

Company Announces Succession Plan for CEO Position

        Evolving Systems announced plans to appoint Stephen Gartside, executive vice president of sales and operations, to the position of chief executive officer and member of the Board of Directors effective January 1, 2004. Gartside, 38, succeeds Hallenbeck, 61, who will continue in his role as chairman of the board, assume the additional title of chief technology officer and remain as a fulltime member of the executive team.

        Gartside has been with Evolving Systems since 2001. He has 15 years of experience in the telecommunications business with both large and small companies. In his last position as senior vice president, corporate development for Terabeam Corporation, he was deeply involved in developing the business plan which resulted in the creation and growth of the company. He was integral in acquiring significant product assets from Lucent and raising over $575 million in private equity. Hallenbeck, who founded Evolving Systems in 1985, will work with Gartside on the CEO transition process.

        Hallenbeck commented, "Stephen has earned the CEO role. He was a major architect of the strategy and planning to change the Company's business model and restructure and rebuild the Company. During the last year, he has been responsible for the operation of Evolving Systems and implementing the new strategy from sales through delivery. Under his direction, the Company has turned in the best performance in its history.

        "As for myself," Hallenbeck continued, "I am greatly looking forward to concentrating on my new CTO role. I intend to focus on how to use technology to generate revenue and profit. Specifically, I intend to focus on methods to further reduce our operational costs and on obtaining technology that fits our solutions business model and meets the needs of our tier one carrier customers. I believe my technical background combined with the business skills I have acquired over the years have prepared me well for this task." Hallenbeck concluded, "As the largest individual shareholder in the Company, I intend to be an active chairman of the board."

        The Company will discuss Q3 financial results, preparations for WNP, the CMS Communications acquisition, and the Company's growth strategy in more detail during the earnings conference call scheduled for 2:15 Mountain Time today.

Outlook

        Evolving Systems is raising its full-year revenue guidance to $27.7 million to $28.7 million versus prior guidance of $27.0 to $28.0 million based on year-to-date results and the acquisition of CMS Communications. This guidance includes minor 2003 revenue contributions from the CMS acquisition. The Company believes it will be profitable in the fourth quarter less one-time charges related to the CMS acquisition. The Company's cash position will likely decline in the fourth quarter as the Company delivers on its prepaid annual customer support obligations, although the year-end cash balance is expected to be at a significantly higher level than at December 31, 2002.

        Because of both the unknown impact of WNP volumes, which are anticipated to start November 24, 2003, and the need to audit the CMS financials to conform with GAAP, Evolving Systems will only provide Q1 2004 guidance at this time. The Company expects to be profitable in Q1 2004 on revenue from the combined companies in the range of $6.5 to $8 million. The Company plans to provide expanded 2004 guidance as part of its Q4 2003 earnings call, the time and date of which will be announced at a later date.

Conference Call

        Evolving Systems will conduct its third quarter conference call today at 2:15 p.m. Mountain Time.

  •
  Call 1-800-240-5318 for domestic toll free.

  •
  Call 303-262-2075 for Denver and international.

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  Conference I.D. number is 557517.

  •
  Phone replay through Nov. 18, 2003, call 800-405-2236 or 303-590-3000, passcode 557517#.

  •
  Webcast, go to www.evolving.com. Replay available through February 4, 2004.

About Evolving Systems

        Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S. The Company provides local number portability solutions, offers software products that enable carriers to comply with the FCC's number conservation mandates intended to extend the life of the North American Numbering Plan, and offers solutions in the area of network management for monitoring and capacity planning. The Company's ServiceXpress™ methodology and offering is used to accelerate development and integration efforts. Evolving Systems' unique competence as an integration and solutions provider for both operations support systems (OSS) and network solutions positions the Company to accelerate the automation and availability of tomorrow's services for today's tier one carriers and application service providers. For additional information visit www.evolving.com.

        CAUTIONARY STATEMENT: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, the Company's statements about growth and future profitability; the Company's M&A strategy and its impact on revenue and earnings growth; the impact of the CMS Communications, Inc. acquisition on the Company's business; the Company's expectations about the implementation of wireless number portability and the Company's assessment of whether its products can handle the anticipated WNP volumes; plans with respect to Mr. Gartside's future role as the CEO and Mr. Hallenbeck's future role in the Company; statements about whether the Company's products will meet the needs of its customers; revenue and expense projections for 2003; cash balances at year end; and projections for 2004 are forward-looking statements. Readers should not place undue reliance on these forward-looking statements. Actual results could differ materially because of the timing of delivery under the Company's contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, the impact of the CMS acquisition and future M&A activities, if any; the impact of changes in management and the general state of the telecommunications industry.

        For a more extensive discussion of the Company's business, please refer to the Company's Form 10-K filed with the SEC on March 28, 2003 as well as subsequently filed Form 10-Q and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Johanna Erickson
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2609
jay@pfeifferhigh.com	johanna.erickson@ogilvypr.com

Unaudited Statements of Operations
(In thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue:
License fees and services*	$3,948	$3,953	$12,133	$7,838
Customer support*	3,200	2,687	10,045	7,807

Total revenue	7,148	6,640	22,178	15,645

Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation and amortization*	1,140	1,061	4,321	4,366
Costs of customer support, excluding depreciation and amortization*	1,427	2,442	4,401	9,306
Sales and marketing	684	766	2,109	4,049
General and administrative	891	1,112	2,742	4,559
Product development	568	333	1,224	1,078
Depreciation and amortization	269	396	918	1,404
Restructuring and other expenses	—	310	38	4,991

Total costs of revenue and operating expenses	4,979	6,420	15,753	29,753

Income (loss) from operations	2,169	220	6,425	(14,108)
Other income, net	41	19	137	70

Income (loss) before income taxes	$2,210	$239	$6,562	$(14,038)
Provision for income taxes	126	—	126	—

Net income (loss)	$2,084	$239	$6,436	$(14,038)

Basic earnings (loss) per common share	$0.15	$0.02	$0.46	$(1.06)

Diluted earnings (loss) per common share	$0.12	$0.02	$0.41	$(1.06)

Weighted average basic shares outstanding	14,318	13,297	13,880	13,294
Weighted average diluted shares outstanding	16,893	13,297	15,556	13,294

*
Certain prior period balances have been reclassified to conform to the current period's presentation.

Balance Sheets
(In thousands except share data)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,345	$8,601
Contract receivables, net of allowance of $229 and $290 at Sept. 30, 2003 and Dec. 31 2002, respectively	2,574	12,727
Unbilled work-in-progress	420	129
Prepaid and other current assets	901	804

Total current assets	21,240	22,261
Property and equipment, net	1,385	2,004
Restricted cash	500	500

Total assets	$23,125	$24,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$37	$34
Accounts payable and accrued liabilities	3,166	4,176
Unearned revenue	6,331	14,523

Total current liabilities	9,534	18,733
Long-term obligations	155	141

Total liabilities	9,689	18,874
Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; 14,412,280 and 13,305,052 shares issued and outstanding as of September 30, 2003 and December 31, 2002, respectively	14	13
Additional paid-in capital	54,742	53,634
Accumulated deficit	(41,320)	(47,756)

Total stockholders' equity	13,436	5,891

Total liabilities and stockholders' equity	$23,125	$24,765

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EVOLVING SYSTEMS REPORTS 2003 THIRD QUARTER RESULTS